Exhibit (d)(17)

INTERIM INVESTMENT ADVISORY AGREEMENT

This Interim Investment Advisory Agreement (“Agreement”) is made this June 23, 2026, by and among the Cayman Islands exempted limited companies listed on Schedule A hereto (each, a “Fund” and, collectively, the “Funds”), each a wholly‑owned subsidiary of the exchange-traded fund (“ETF”) listed opposite such Funds’ name on Schedule A (each, a “Parent ETF” and, collectively, the “Parent ETFs”), each a series of KraneShares Trust (“Trust”), and Krane Funds Advisors, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, each Fund and the Adviser were parties separate Investment Advisory Agreements (each, an “Current Investment Advisory Agreement”), pursuant to which the Adviser provided investment management services to each Fund;

WHEREAS, the Adviser entered into an agreement pursuant to which the current control persons of the Adviser changed (the “Transaction”), whereby the closing of the Transaction (“Closing”) resulted in an “assignment” of each Current Investment Advisory Agreement under the Investment Company Act of 1940, as amended (the “1940 Act”), and each Current Investment Advisory Agreement automatically terminated;

WHEREAS, each Parent ETF desired to retain the Adviser under an interim investment advisory agreement to provide investment management services pursuant to Rule 15a-4 under the 1940 Act, and the Adviser was willing to render such investment management services to each Fund commencing on the Effective Date (as defined below), until the earlier of: (i) the expiration of the 150-day period following the date of the Closing; and (ii) the date on which the New Advisory Agreement is approved by a “majority of the outstanding voting securities” of the Parent ETF, in each case, unless earlier terminated pursuant to the terms hereof (the “Period”); and

WHEREAS, each Fund desires to retain Adviser pursuant to a similar interim agreement for the Period;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. General Provision.

The Funds hereby employ the Adviser and the Adviser hereby undertakes to act as the investment adviser of the Funds and to perform for the Funds such other duties and functions as are hereinafter set forth for the compensation herein provided. The Adviser shall, in all matters, give to the Funds and its board of directors (the “Board”) the benefit of its best judgment, effort, advice and recommendations and shall, at all times conform to, and use its best efforts to enable the Funds to conform to (i) applicable law, (ii) the memorandum and articles of association of the Funds, as amended from time to time, (iii) the policies and determinations of the Board, (iv) the investment policies and investment restrictions of each Parent ETF and (vi) the Prospectus and Statement of Additional Information (“SAI”) of each Parent ETF in effect from time to time. The appropriate officers and employees of the Adviser shall be available upon reasonable notice for consultation with any of the Board members and officers of the Funds or Trust with respect to any matters dealing with the business and affairs of the Funds, including the valuation of the Funds’ portfolio assets for which market prices are unavailable or the Adviser believes the market prices are unreliable.

2. Services to be Provided by the Adviser.

(a) Management Services. The Adviser shall perform, or arrange for the performance of, the management and other related services necessary for the operation of the Funds. The Adviser shall provide the Funds with office space, facilities, equipment and necessary personnel and such other services as the Adviser, subject to review by the Board, from time to time shall determine to be necessary or useful to perform its obligations under this Agreement. The Adviser, also on behalf of the Funds, shall conduct relations with custodians, depositories, transfer agents, administrators, pricing agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks, each as applicable, and such other persons in any such other capacity deemed to be necessary or desirable. The Adviser shall prepare or participate in the preparation of Board materials, registration statements, proxy statements and reports and other communications to shareholders or the Funds or the Parent ETFs. The Adviser generally shall monitor the Funds’ compliance with the investment policies and restrictions as set forth in any filings made by the Parent ETFs. The Adviser shall make reports to the Board of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Funds as it shall determine to be desirable.

Notwithstanding the foregoing, the Adviser shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the distribution of the shares of each Fund, nor shall the Adviser be deemed under this Agreement to have assumed or have any responsibility with respect to functions specifically assumed by any administrator, transfer agent, fund accounting agent, custodian, shareholder servicing agent or other agent, in each case employed by the Funds to perform such functions.

(b) Investment Advisory Services. Subject to the supervision, direction and approval of the Board, the Adviser will conduct, or cause to be conducted, a continual program of investment, evaluation, sale, and reinvestment of the Funds’ assets. Subject to paragraph (c) below, the Adviser is authorized, in its sole discretion, to: (i) obtain and evaluate pertinent economic, financial, and other information affecting the Funds and its investment assets as such information relates to securities or other financial instruments that are purchased for or considered for purchase by the Funds; (ii) make investment decisions for the Funds; (iii) place purchase and sale orders for portfolio transactions on behalf of the Funds and manage otherwise uninvested cash assets of the Funds; (iv) arrange for the pricing of Fund securities; (v) execute account documentation, agreements, contracts and other documents as may be requested by brokers, dealers, counterparties and other persons in connection with the Adviser’s management of the assets of the Funds (in such respect, and only for this limited purpose, the Adviser will act as the Funds’ agent and attorney-in-fact); (vi) employ professional portfolio managers and securities analysts who provide research and other services to the Funds; and (vii) make decisions with respect to the use by the Funds of borrowing for leverage or other investment purposes as consistent with each Fund’s respective Parent ETF’s respective investment objective(s) and policies and applicable law. The Adviser will in general take such action as is appropriate to effectively manage the Funds’ investment practices.

The Adviser will manage, or cause to be managed, the investment and reinvestment of the assets of the Funds in a manner consistent with the investment objectives and policies as set forth in their respective Parent ETF’s Prospectus and Statement of Additional Information. The Adviser also will manage, or cause to be managed, the investments of the Funds in a manner consistent with any and all applicable law and the Funds’ organizational documents. The Adviser agrees to perform its duties hereunder in compliance with the Adviser’s duties and obligations of Rule 206(4)-7 under the Advisers Act, including providing the officers of the Funds and/or the Board with such information, reports and certifications as they may reasonably request.

(c) Sub-advisers. In carrying out its responsibilities hereunder, the Adviser may, in its sole discretion to the extent permitted by applicable law, employ, retain or otherwise avail itself of the services of any other investment advisers (a “sub-adviser”) at the Adviser’s own cost and expense, including without limitation, affiliates of the Adviser, on such terms as the Adviser shall determine to be necessary, desirable or appropriate. Retention of one or more sub-advisers shall in no way reduce the responsibilities or obligations of the Adviser under this Agreement and the Adviser shall supervise and oversee the activities of any such sub-adviser and the Adviser shall be responsible for all acts and omissions of such sub-advisers in connection with the performance of the Adviser’s duties hereunder unless otherwise agreed by the parties.

(d) Proxy Voting. The Adviser will have authority and responsibility to vote proxies for the Funds’ securities. The Adviser shall carry out such responsibility in accordance with any instructions that the Board shall provide from time to time, and at all times in a manner consistent with applicable law and its fiduciary responsibilities to the Funds. The Adviser will vote proxies in the best interest of the Funds and may choose not to vote proxies where the cost of doing so, in the Adviser’s opinion, would exceed the expected benefits to the Funds. The Adviser shall provide periodic reports and keep records relating to proxy voting as the Board may reasonably request or as may be necessary for the Funds to comply with the applicable law. The Adviser’s authority to vote proxies for each Fund’s assets may be revoked or modified by the Board at any time. Each Fund acknowledges and agrees that the Adviser may delegate its responsibility to vote proxies for the Fund to the Fund’s sub-adviser(s).

(e) Securities Lending Activities. The Adviser shall provide the following services with respect to any securities lending activities on behalf of the Funds to the extent that it engages in such activities: (i) assist the securities lending agent for the Funds (the “Agent”) to determine which securities are available for loan, (ii) monitor the Agent’s activities to ensure that securities loans are effected in accordance with the Adviser’s instructions and in accordance with applicable procedures and guidelines adopted by the Board, (iii) make recommendations to the Board regarding the Funds’ participation in securities lending; (iv) prepare appropriate periodic reports for, and seek appropriate periodic approvals from, the Board with respect to securities lending activities, (v) respond to Agent inquiries concerning Agent’s activities, and (vi) such other related duties as the Adviser deems necessary or appropriate.

3. Information and Reports.

(a) The Adviser will keep the Funds informed of developments relating to its duties as investment adviser of which the Adviser has, or should have, knowledge that would materially affect the Funds. In this regard, the Adviser will provide the Funds and its officers with such periodic reports concerning the obligations the Adviser has assumed under this Agreement as the Funds may from time to time reasonably request.

(b) The Adviser will provide the Funds with any information reasonably requested regarding its management required for any shareholder report, registration statement, or supplement to be filed by the Parent ETFs, as applicable. The Adviser will promptly inform the Funds if any information therein to the Adviser’s knowledge is (or will become) inaccurate or incomplete.

4. Portfolio Transactions and Brokerage.

(a) Placement of Orders. The Adviser will take, or cause to be taken, all actions that it considers necessary to implement the investment policies of the Funds and the Parent ETFs, and, in particular, to place all orders for the purchase or sale of securities or other investments for the Funds with brokers or dealers that the Adviser, in its sole discretion, selects. To that end, the Adviser is authorized as the Funds’ agent to give instructions to the Funds’ custodian as to deliveries of securities or other investments and payments of cash for the Funds account. In connection with the selection of brokers or dealers and the placement of purchase and sale orders, the Adviser is subject to the supervision of the Board and is directed at all times to seek to obtain best execution and price within any policy guidelines determined by the Board and set out in each Parent ETF’s current Prospectus or SAI, subject to this Section 4.

The Adviser (or any sub-adviser under the Adviser’s supervision) shall have authority for and in the name of each Fund, to open, maintain and close accounts, including futures, margin and custodial accounts, with brokers, including brokers affiliated with the Adviser, which power shall include authority to issue all instructions and authorizations to brokers regarding the securities, financial instruments and/or money therein; to pay, or authorize the payment and reimbursement of, commissions that may be in excess of the lowest rates available that are paid to brokers who execute transactions for the account of the Funds and who supply, or pay for (or rebate a portion of the Funds’ brokerage commissions to the Funds for payment of) the cost of, brokerage, research or execution services utilized by the Funds, the Adviser and its affiliates, members, partners, officers and employees (collectively, excluding the Adviser, “Affiliates”); provided that the Funds does not pay a rate of commissions in excess of what is competitively available from comparable brokerage firms for comparable services, taking into account various factors, including commission rates, reliability, financial responsibility, strength of the broker and ability of the broker to efficiently execute transactions, the broker’s facilities, and the broker’s provision or payment of the costs of research and other services or property that are of benefit to the Funds, the Adviser and Affiliates.

The Adviser (or any sub-adviser under the Adviser’s supervision) shall have authority for and in the name of each Fund, to acquire a long position or a short position with respect to any security or financial instrument and to make purchases or sales increasing, decreasing or liquidating such position or changing from a long position to a short position or from a short position to a long position, without any limitation as to the frequency of the fluctuation in such position or as to the frequency of the changes in the nature of such positions.

The Adviser (or any sub-adviser under the Adviser’s supervision) shall have authority for and in the name of each Fund, to open, maintain and close accounts, including custodial accounts, with banks, including banks located outside the United States, the draw checks or other orders for the payment of monies as authorized by the Board.

(b) Selection of Brokers and Dealers. To the extent permitted by the policy guidelines set out in each Parent ETF’s current Prospectus or SAI, in connection with the selection of brokers and dealers to execute portfolio transactions for each Fund, the Adviser is authorized to consider not only the available prices and rates of brokerage commissions, but also other relevant factors, which may include, without limitation: the execution capabilities of the brokers and dealers; the research, custody, and other services provided by the brokers and dealers that the Adviser believes will enhance its general portfolio management capabilities; the size of the transaction; the difficulty of execution; the operational facilities of these brokers and dealers; the risk to a broker or dealer of positioning a block of securities; and the overall quality of brokerage and research services provided by the brokers and dealers. In connection with the foregoing, the Adviser is specifically authorized to pay those brokers and dealers who provide brokerage and research services to the Adviser a higher commission than that charged by other brokers and dealers if the Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the services in terms of either the particular transaction or in terms of the Adviser’s overall responsibilities with respect to the Funds and to any other client accounts or portfolios that the Adviser advises. The execution of such transactions will not be considered to represent an unlawful breach of any duty created by this Agreement or otherwise.

(c) Soft Dollar Arrangements. If requested, the Adviser will identify and provide a written description to the Board of all “soft dollar” arrangements that the Adviser maintains with respect to the Funds or with brokers or dealers that execute transactions for the Funds, if any, and of all research and other services provided to the Adviser by a broker or dealer (whether prepared by such broker or dealer or by a third party), if any, as a result, in whole or in part, of the direction of Funds transactions to the broker or dealer.

(d) Aggregated Transactions. On occasions when the Adviser deems the purchase or sale of a security or other financial instrument to be in the best interest of the Funds, as well as other clients, the Adviser is authorized, but not required, to aggregate purchase and sale orders for securities or other financial instruments held (or to be held) by the Funds with similar orders being made on the same day for other client accounts or portfolios that the Adviser manages. When an order is so aggregated, the Adviser may allocate the recommendations or transactions among all accounts and portfolios for whom the recommendation is made or transaction is effected on a basis that the Adviser reasonably considers equitable and consistent with its fiduciary obligations to the Funds and its other clients. The Adviser and the Funds recognize that in some cases this procedure may adversely affect the size of the position obtainable for the Funds.

(e) Affiliated Transactions. An affiliate of the Adviser may act as broker or agent in connection with the purchase or sale of securities or other investments for the Funds, subject to: (i) the requirement that the Adviser seek to obtain best execution and price within the policy guidelines determined by the Board and set out in each Parent ETF’s current Prospectus or SAI; and (ii) applicable law. Each Fund agrees that any entity or person associated with the Adviser or a sub-adviser that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Funds that is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and each Fund consents to the retention of compensation for such transactions.

The Adviser (or any subadviser under the Adviser’s supervision) shall have authority for and in the name of each Fund, to cause the Funds to engage in agency, agency cross and principal transactions with affiliates to the extent permitted by applicable law.

5. Records.

(a) Maintenance of Records. The Adviser hereby undertakes and agrees to maintain for the Funds all records relating to the Funds’ investments that are required to be maintained by applicable law with respect to the Adviser’s responsibilities under this Agreement (the “Funds’ Books and Records”).

(b) Ownership of Records. The Adviser agrees that the Funds’ Books and Records are the Funds’ property and further agrees to surrender them promptly to the Funds upon the request of the Funds; provided, however, that the Adviser may retain copies of the Funds’ Books and Records at its own cost. The Funds’ Books and Records will be made available, as soon as reasonably practicable, following any written request, to the Funds’ accountants or auditors during regular business hours at the Adviser’s offices. The Funds or its authorized representatives will have the right to copy any records in the Adviser’s possession that pertain to the Funds. These books, records, information, or reports will be made available to properly authorized government representatives consistent with applicable law. In the event of the termination of this Agreement, the Funds’ Books and Records will be returned to the Funds. The Adviser agrees that the policies and procedures it has established for managing the Funds, including, but not limited to, all policies and procedures designed to ensure compliance with applicable law and management and operation of each Fund, will be made available promptly for inspection by the Funds or its authorized representatives upon reasonable written request.

6. Compensation.

(a) In addition to the compensation set forth in paragraph (c) below, for the services to be provided by the Adviser hereunder with respect to each Fund, the Fund shall pay to the Adviser an annual investment advisory fee equal to the amount set forth on Schedule A attached hereto of the average daily value of the Funds’ net assets. All fees payable hereunder shall be accrued daily and paid as soon as practicable after the last day of each calendar month. In case of commencement or termination of this Agreement during any calendar month, the fee for that month shall be reduced proportionately based upon the number of calendar days during which it is in effect, and the fee shall be computed upon the average daily net assets of the Funds for the days during which it is in effect.

(b) For the purpose of determining fees payable to the Adviser under the preceding paragraph, the value of each Fund’s net assets will be computed at the times and in the manner specified in the corresponding Parent ETF’s pricing and valuation procedures, as amended from time to time, and on days on which the net assets are not so determined, the net asset value computation to be used will be as determined on the immediately preceding day on which the net assets were determined.

(c) In addition to the compensation set forth in paragraph (a) above, for the services provided by the Adviser under Section 2(e) with respect to each Fund, the Adviser shall receive the compensation set forth in Schedule B.

(d) The fees earned under this Agreement with respect to each Fund shall be held until the Termination Date (as defined below) in an interest-bearing escrow account with the Fund’s custodian or a bank. If a “majority of the outstanding voting securities” of a Fund approve the New Advisory Agreement on or prior to the Termination Date, the amount in the escrow account earned with respect to the Fund, including interest earned (if any), will be paid to the Adviser promptly following the Termination Date. If a “majority of the outstanding voting securities” of a Fund do not approve the New Investment Management Agreement on or before the Termination Date, the Adviser shall be paid promptly following the Termination Date, with respect to the Fund, out of the escrow account, the lesser of: any costs incurred in performing this Agreement (plus interest earned on that amount while in escrow); or the total amount in the escrow account with respect to the Fund (plus interest earned).

In case of commencement or termination of this Agreement with respect to any Fund during any calendar month, the fee with respect to such Fund for that month shall be reduced proportionately based upon the number of calendar days during which it is in effect, and the fee shall be computed upon the average daily net assets of such Fund for the days during which it is in effect and, subject to the escrow provisions of this Section 6, shall be payable upon the Termination Date.

7. Expenses.

(a) The Adviser. Except as otherwise provided in Section 7(b) of this Agreement, the Adviser agrees to pay all expenses incurred by the Funds.

(b) The Funds. Each Fund agrees to pay all of the following expenses incurred by the Fund: (i) interest and taxes (including, but not limited to, income, excise, transaction, transfer and withholding taxes); (ii) expenses of the Fund incurred with respect to the acquisition and disposition of portfolio securities and the execution of portfolio transactions, including brokerage commissions and short sale dividend or interest expense; (iii) expenses incurred in connection with any distribution plan adopted by the Fund, including distribution fees; (iv) Acquired Fund Fees and Expenses (as defined under Form N-1A under the 1940 Act; (v) litigation expenses; (vi) the compensation payable to the Adviser under this Agreement; (vii) compensation and expenses of the Board members who are not officers, directors or employees of the Adviser, a subadviser or any of their affiliates (including their counsel fees); and (viii) any expenses determined to be extraordinary expenses by the Board. For the avoidance of doubt, any fees and expenses incurred by the Fund in connection with the lending of its portfolio securities shall be treated as reducing the gross revenues or income receivable from such arrangements and shall not be treated as a fee or expense for which the Adviser is responsible.

8. Liability of Adviser.

Neither the Adviser nor its directors, officers, employees, agents or controlling persons or assigns shall be liable for any error of judgment or mistake of law, or for any loss suffered by each Fund or its shareholders arising out of any investment or for any act or omission in connection with the matters to which this Agreement relates; provided, however, that no provision of this Agreement shall be deemed to protect the Adviser against any liability to the Funds to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement.

9. Term of Agreement; Termination of Agreement; Amendment of Agreement

(a) With respect to each Fund, this Agreement shall become effective upon the termination of each Current Investment Advisory Agreement (the “Effective Date”) (but only if the New Advisory Agreement has not been approved, on or prior to the Effective Date, by a vote of a “majority of the outstanding voting securities” (as defined in the 1940 Act) of each Fund) and shall continue in effect until the earlier of: (i) of the effective date of the New Advisory Agreement, which shall be the date as of which the New Advisory Agreement is approved by a vote of the “majority of the outstanding voting securities” of the Fund; or (ii) the expiration of the one hundred and fifty (150) day period following the Effective Date (the earlier of such dates, the “Termination Date”). Each Fund will be deemed to have terminated this Agreement on the Termination Date.

(b) Notwithstanding the foregoing, this Agreement may be terminated, without penalty, with respect to any Fund: (a) at any time without penalty by the Board upon the vote of a majority of the entire Board or by vote of a “majority of the outstanding shares” of the Fund, upon sixty (60) days’ written notice to the Adviser, and (b) by the Adviser upon sixty (60) days’ written notice to the Fund (which notice may be waived by the Fund).

(c) This Agreement may be amended by the parties only if the amendment is specifically approved in accordance with applicable law.

10. Disclaimer of Liability.

The obligations of the Funds under this Agreement are not binding upon any of the Board members, officers, employees, agents or shareholders of the Funds, but bind only the property of the Funds. The Adviser agrees to look solely to the assets of the Funds for the satisfaction of any liability in respect of the Funds under this Agreement and will not seek recourse against such Board members, officers, employees, agents or shareholders, or any of them, or any of their personal assets for such transaction.

11. Other Activities.

Nothing in this Agreement shall be construed to prohibit or otherwise limit the Adviser or any of its affiliates from engaging in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, including the provision of investment advisory and management services, to any other fund, firm, individual or association.

12. Interpretation.

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act will be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein will have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision will be deemed to incorporate the effect of such rule, regulation or order.

13. Entire Agreement; Severability.

This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

14. Use of the “KraneShares” Name.

The Funds may, but are not required to use, the name or identifying word “KraneShares” in the name of the Funds. Such consent is conditioned upon the employment of the Adviser or an affiliate as the investment adviser to the Funds. The name or identifying word “KraneShares” may be used from time to time in other connections and for other purposes by the Adviser and any of its affiliates. The Adviser may require the Funds to cease using “KraneShares” in the name of the Funds if the Funds cease to employ, for any reason, the Adviser, any successor thereto or any affiliate thereof as investment adviser of the Funds.

15. Governing Law.

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Delaware, without reference to the conflict of laws provisions thereof.

16. Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of such counterparts together will constitute one and the same instrument.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

KraneShares California Carbon Subsidiary, Ltd.

By:
Name:
Title:

KFA Global Carbon Subsidiary, Ltd.

By:
Name:
Title:

KFA MLM INDEX

By:
Name:
Title:

Krane Funds Advisors, LLC

By:
Name:
Title:

Schedule A
Dated June 23, 2026
to the
Interim Investment Advisory Agreement dated June 23, 2026,
by and between the Funds and Krane Funds Advisors, LLC

Fund	Parent ETF	Advisory Fee	Investment Advisory Agreement Date
KFA Global Carbon Subsidiary, Ltd.	KraneShares Global Carbon Strategy ETF	0.00%	June 23, 2026
KFA MLM Index	KFA Mount Lucas Managed Futures Index Strategy ETF	0.00%	June 23, 2026
KraneShares MLM Commodity Long/Neutral Subsidiary, Ltd.	KraneShares MLM Commodity Long/Neutral Index Strategy ETF	0.00%	June 23, 2026

Sch. A-1

Schedule B
Dated June 23, 2026
to the
Interim Investment Advisory Agreement dated June 23, 2026,
by and between each Fund and Krane Funds Advisors, LLC

Securities Lending Fees

As compensation for services provided by the Adviser in connection with any securities lending-related activities of a Fund, the Fund shall pay to the Adviser, 10% of the monthly investment income received from the investment of cash collateral and loan fees received from borrowers in respect of securities loans (net of any amounts paid to the custodian and/or securities lending agent or rebated to borrowers).

Sch. B-1